Exhibit 5.1

[On the letterhead of Allen & Gledhill LLP]

Verigy Ltd.

1 Yishun Avenue 7

Singapore 768923

Dear Sirs

Registration Statement on Form S-4 of Verigy Ltd. (“Verigy”)

1.	We refer to the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Verigy with the United States Securities and Exchange Commission on or about [—] 2011, in connection with the registration under the Securities Act of 1933, as amended, of:-

(a)	(if the Holdco Reorganisation (as defined below) is not consummated) up to [—] ordinary shares in the capital of Verigy (the “Verigy Registration Shares”) to be allotted and issued by Verigy; or

(b)	(if the Holdco Reorganisation (as defined below) is consummated) up to [—] ordinary shares in the capital of Alisier Limited (now known as Verigy Holding Co. Ltd.) (“Holdco”) (the “Holdco Registration Shares”) to be allotted and issued by Holdco, in exchange for shares of common stock, par value US$0.05 per share (“LTX Common Stock”), of LTX-Credence Corporation, a company organised under the laws of the State of Massachusetts in the United States of America (“LTX”), pursuant to the Agreement and Plan of Merger, made and entered into as of 17 November 2010 (the “Agreement”), by and among (1) Verigy, (2) Holdco, a company incorporated under the laws of Singapore, (3) Lobster-1 Merger Corporation, a corporation incorporated under the laws of the State of Massachusetts in the United States of America and a wholly-owned subsidiary of Verigy, (4) Lobster-2 Merger Corporation, a corporation incorporated under the laws of the State of Massachusetts in the United States of America and a wholly-owned subsidiary of Holdco, and (5) LTX. For purposes of this opinion, “Holdco Reorganisation” shall mean the corporate restructuring exercise involving a scheme of arrangement by Verigy and its shareholders to be entered into with Holdco pursuant to Section 210 of the Companies Act, Chapter 50 (the “Companies Act”), whereby Holdco shall acquire all the ordinary shares of Verigy from its existing shareholders so as to interpose Holdco as a new holding company between Verigy and its shareholders.

This opinion is being rendered solely to you in connection with the filing of the Registration Statement. Terms defined and references construed in the Agreement have the same meaning and construction in this opinion unless otherwise defined herein.

2.	For the purpose of rendering this opinion, we have examined:-

(i)	an executed copy of the Agreement in PDF format (excluding all exhibits and schedules to the Agreement) as provided to us by electronic mail on 19 November 2010;

(ii)	in relation to Verigy, a copy of each of its Memorandum and Articles of Association, its Certificate of Incorporation of Private Company and its Certificate of Incorporation on Conversion to a Public Company;

(iii)	in relation to Holdco, each of its Memorandum and Articles of Association, its Certificate Confirming Incorporation of Company, its Certificate under Section 61(7) of the Companies Act, and its Notice of Incorporation on Change of Name of Company;

(iv)	a copy of the resolutions of the shareholders of Verigy passed at the Annual General Meeting of Verigy held on 6 April 2010, relating to the authorization for the allotment and issue of ordinary shares in the capital of Verigy (the “Verigy Shareholders Resolutions”);

(v)	a copy of the resolutions of the shareholders of Holdco passed on [—], relating to the authorization for the allotment and issue of ordinary shares in the capital of Holdco (the “Holdco Shareholders Resolutions”);

(vi)	copies of the resolutions of the Board of Directors of Verigy passed on [—] (the “Verigy Board Resolutions”);

(vii)	copies of the resolutions of the Board of Directors of Holdco passed on [—] (the “Holdco Board Resolutions”); and

(vii)	such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

3.	We have assumed for the purpose of rendering this opinion:-

(i)	that the Agreement is within the capacity and powers of, and has been validly authorised by, each party thereto (other than each of Verigy and Holdco) and has been validly executed in the form examined by us for the purpose of rendering this opinion, duly and properly completed, and delivered by or on behalf of each such party thereto (other than each of Verigy and Holdco);

(ii)	that each of Keith Barnes and Robert Nikl is duly authorised to execute the Agreement for and on behalf of Verigy and Holdco respectively;

(iii)	of the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies or other specimen documents submitted to us;

(iv)	that the Agreement approved by the respective Boards of Directors in each of the Verigy Board Resolutions and Holdco Board Resolutions is the Agreement we have examined;

(v)	the correctness of all facts stated in the Agreement;

(vi)	that copies of Verigy’s Memorandum and Articles of Association, Certificate of Incorporation of Private Company and Certificate of Incorporation on Conversion to a Public Company submitted to us for examination are true, complete and up-to-date copies;

(vii)	that copies of each of the Verigy Shareholders Resolutions, the Holdco Shareholders Resolutions, the Verigy Board Resolutions and the Holdco Board Resolutions forwarded to us for examination are true, complete and up-to-date and that those resolutions have not been rescinded or modified;

(viii)	that each of the Verigy Shareholders Resolutions, the Holdco Shareholders Resolutions, the Verigy Board Resolutions and the Holdco Board Resolutions and all authorisations and approvals conferred thereby remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of those resolutions;

(ix)	the proceedings at:-

(a)	the annual general meeting at which the Verigy Shareholders Resolutions was passed; and

(b)	at the annual general meeting, or as the case may be, extraordinary general meeting at which the LTX Acquisition Approval Resolution (as defined below) will be passed,

took place or will take place in accordance with the Articles of Association of Verigy in accordance with Section 188 of the Companies Act;

(x)	that all relevant documents have been provided to us by the officers of Verigy and Holdco for inspection for purposes of this opinion;

(xi)	that the information disclosed by the searches made on 28 January 2011 at the Accounting and Corporate Regulatory Authority in Singapore (“ACRA”) in relation to each of Verigy and Holdco are true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time of the search;

(xii)

that the information disclosed by the searches made on 28 January 2011 of the Cause Book kept at the Supreme Court of Singapore with respect to each of Verigy and Holdco are true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which had been delivered for filing but was not disclosed at the time of the searches;

(xiii)	that the Agreement constitutes legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of the jurisdiction by which the Agreement is expressed to be governed;

(xiv)	that there are no provisions of the laws of any jurisdiction other than Singapore which would be contravened by the execution or delivery of the Agreement and that, in so far as any obligation expressed to be incurred or performed under the Agreement is to be performed in, or is otherwise subject to the laws of, any jurisdiction other than Singapore, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(xv)	that the choice of the laws of the State of Delaware in the United States of America, as the governing law of the Agreement has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the United States federal or state courts in the State of Delaware in the United States of America, as a matter of the laws of the State of Delaware in the United States of America, and all other relevant laws except the laws of Singapore;

(xvi)	that all consents, approvals, authorisations, licences, exemptions, or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Agreement have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(xvii)	that the Verigy Registration Shares, or as the case may be, the Holdco Registration Shares to be allotted and issued, will be determined in accordance with the provisions of the Agreement, and that the Verigy Registration Shares, or as the case may be, the Holdco Registration Shares will be issued and delivered in accordance with the terms of the Agreement; and

(xviii)	that the appropriate accounting entries will be made in:-

(a)	(if the Holdco Reorganisation is not consummated) Verigy’s books to reflect that the Verigy Registration Shares to be allotted and issued at the Effective Time (as defined in the Agreement) pursuant to and in accordance with the Agreement; and

(b)	(if the Holdco Reorganisation is consummated) Holdco’s books to reflect that the Holdco Registration Shares to be allotted and issued at the Effective Time (as defined in the Agreement) pursuant to and in accordance with the Agreement, have been allotted and issued for a consideration otherwise than in cash and are credited as fully paid;

(xix)	(if the Holdco Reorganisation is not consummated) that LTX will become a wholly-owned subsidiary of Verigy at the Effective Time (as defined in the Agreement);

(xx)	(if the Holdco Reorganisation is consummated) that LTX will become a wholly-owned subsidiary of Holdco at the Effective Time (as defined in the Agreement);

(xxi)	that a resolution (the “LTX Acquisition Approval Resolution”) will be validly passed by the shareholders of Verigy prior to the Effective Time (as defined in the Agreement) to authorize the allotment and issuance of the Verigy Registration Shares to stockholders of LTX pursuant to the Agreement;

(xxii)	(where the Holdco Registration Shares are allotted and issued to holders of LTX Common Stock in accordance with the Agreement) that a resolution will be validly passed by the shareholders of Verigy prior to the Effective Time (as defined in the Agreement) to authorise the Holdco Reorganisation and that the Holdco Reorganisation is effected in accordance with the laws of Singapore;

(xxiii)	that the terms and conditions of each (a) LTX-Credence Option (as defined in the Agreement); and (b) LTX-Credence Restricted Share Unit (as defined in the Agreement) to be assumed by Verigy, or as the case may be, Holdco pursuant to Sections 5.9(a) and 5.9(c) of the Agreement complies with the requirements of Singapore laws; and

(xxiv)	that each of Verigy and Holdco is solvent at the times of and immediately after the execution of the Agreement and is or would continue to be solvent at the relevant time of issuance of the Verigy Registration Shares, or (if the Holdco Reorganisation is consummated) the Holdco Registration Shares, pursuant to the Agreement.

4.	The searches made on 28 January 2011 at ACRA revealed no order or resolution for the winding-up of either of Verigy or Holdco and no notice of appointment of a receiver or judicial manager for either of Verigy or Holdco. It should be noted that such searches are not capable of revealing whether or not a petition to wind up either of Verigy or Holdco or to place either of Verigy or Holdco under judicial management has been presented. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed with ACRA immediately. The searches made on 28 January 2011 at the Supreme Court of Singapore revealed no petition for the winding-up of either of Verigy or Holdco or for the appointment of a judicial manager for either of Verigy or Holdco. However, it should be noted that information may not be entered into the index books of the Supreme Court immediately.

5.	Based upon and subject to the foregoing, and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that:-

(a)	(if the Holdco Reorganisation is not consummated) the Verigy Registration Shares to be allotted and issued pursuant to the Agreement have been duly authorised, and when the share certificates in respect of such Verigy Registration Shares are issued by Computershare Trust Company, N.A. (“CTC”), the share registrar and transfer agent of Verigy, in accordance with the Articles of Association of Verigy and the terms of the Agreement and upon the consummation of the LTD LTX-Credence Merger (as defined in the Agreement) at the Effective Time (as defined in the Agreement), will be validly allotted and issued and credited as fully paid in accordance with the laws of Singapore; or

(b)	(if the Holdco Reorganisation is consummated) the Holdco Registration Shares to be allotted and issued pursuant to the Agreement have been duly authorised, and when the share certificates in respect of such Holdco Registration Shares are issued by Holdco, or (if CTC is appointed as the share registrar and transfer agent of Holdco prior to the Effective Time (as defined in the Agreement) by CTC, in accordance with the Articles of Association of Holdco and the terms of the Agreement and upon the consummation of the Holdco LTX-Credence Merger (as defined in the Agreement)), at the Effective Time (as defined in the Agreement), will be validly allotted and issued and credited as fully paid in accordance with the laws of Singapore.

6.	This opinion only relates to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that this opinion will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore and have not considered either of Verigy’s or Holdco’s legal position in jurisdictions outside of Singapore. In respect of the Agreement, we have assumed due compliance with all matters concerning United States federal, Delaware laws and the laws of all other relevant jurisdictions other than Singapore. As to matters of fact material to this opinion, we have relied on the statements of responsible officers of each of Verigy, Holdco and (where applicable) CTC.

7.	The qualifications to which this opinion is subject are as follows:-

(i)	enforcement of the obligations of either of Verigy or Holdco under the Agreement may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors’ rights;

(ii)	the power of the Singapore courts to grant equitable remedies such as injunction and specific performance is discretionary and accordingly a Singapore court might make an award of damages where an equitable remedy is sought;

(iii)	where under the Agreement, any person is vested with a discretion or may determine a matter in its opinion, Singapore law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

(iv)	by virtue of the Limitation Act, Chapter 163 of Singapore, failure to exercise a right of action for more than six years will operate as a bar to the exercise of such right and failure to exercise such a right for a lesser period may result in such right being waived;

(v)	a Singapore court may stay proceedings if concurrent proceedings are brought elsewhere;

(vi)	where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(vii)	provisions in the Agreement as to severability may not be binding under the laws of Singapore and the question of whether or not provisions which are illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question and would be determined by a Singapore court at its discretion;

(viii)	a Singapore court may refuse to give effect to clauses in the Agreement in respect of the costs of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs;

(ix)	an obligation to pay an amount will not be enforceable in Singapore if the amount is held to constitute a penalty (even though the amount may be expressed as agreed liquidated damages);

(x)	a provision that a statement, opinion, determination or other matter is final and conclusive will not necessarily prevent judicial enquiry in Singapore into the merits of a claim by an aggrieved party; and

(xi)	this opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorizations and approvals referred to in paragraph 2 of this opinion and on the basis that there will be no amendment to or termination of the laws of Singapore in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify the addressee of this opinion of any change in the laws of Singapore after the date of this opinion that may alter, affect or modify the opinion expressed herein.

8.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Agreement, including but without limitation, any other document signed in connection therewith. In particular, we express no opinion on whether the allotment and issuance of securities pursuant to the terms of the Agreement complies with the laws and regulations relating to the offering of securities in Singapore or any other jurisdiction. Further, our opinion is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public document or filed with any governmental authority or agency without our prior written consent.

9.	Subject to the foregoing, we consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

Allen & Gledhill LLP